EXHIBIT 99.1

Pacer International Reports Third Quarter 2008 Results

CONCORD, California, October 28, 2008(BUSINESS WIRE)--Pacer
International, Inc. (Nasdaq: PACR), the asset-light North American freight transportation and third-party logistics provider, today reported financial results for the three- and nine-month periods ended September 19, 2008.

THIRD QUARTER RESULTS

Revenues for the quarter ended September 19, 2008 increased $66.9 million to $556.2 million compared to $489.3 million for the quarter ended September 21, 2007. Net income increased from $13.4 million in the 2007 quarter to $20.4 million in the 2008 quarter, an increase of 52.2 percent, and diluted earnings per share increased to 59 cents, up from 38 cents a year earlier. These results include the benefit of a non-recurring $3.5 million tax reserve reduction, or $0.10 per share, related to the resolution of open tax positions. Income from operations was up $5.4 million to $28.7 million for the 2008 quarter.  Intermodal segment income from operations increased $8.4 million from the 2007 quarter, while logistics segment income from operations was $1.8 million, down $0.1 million from the 2007 quarter but improving over the operating loss in the 2008 second quarter.  Corporate costs grew $2.9 million to $7.3 million for the 2008 quarter principally due to a performance incentive accrual coupled with $1.6 million related to our SAP software project in the 2008 quarter, partially offset by reduced legal fees and the absence of severance expenses relating to our 2007 facility rationalization and severance program.

“We were pleased with our financial results and cash flow in the third quarter, a quarter in which the global economy began to experience a significant downturn.  We believe our company rests on a solid financial foundation as we enter what is likely to be a difficult economic period in the fourth quarter of this year and well into 2009.”

“In the quarter, we continued to make progress on our key initiatives to significantly grow our door-to-door transportation services business with both our retail and wholesale customers, and to improve our logistics segment’s performance.  We are steadily increasing volume on the BNSF intermodal network enhancing our customers’ route and service level choices in many lanes.  We implemented organizational changes to further integrate our pickup and delivery operations within our intermodal segment to improve service to our customers and increase the number of moves handled by our cartage operation.  We also added resources to our truck brokerage operation to expand and improve highway service options for our shippers.”

“We completed the first phase of our SAP systems integration project during the quarter with the implementation of accounting software at a number of our business units, and we continued the integration of our businesses under a new unified brand identity and unified customer approach both of which we believe will improve the ease of doing business with Pacer,” said Michael E. Uremovich, chairman & chief executive officer.

YEAR-TO-DATE RESULTS

For the nine months ended September 19, 2008, revenues increased $154.7 million to $1,584.0 million compared to $1,429.3 million for the nine months ended September 21, 2007. Net income increased from $33.7 million in the 2007 period to $48.5 million in the 2008 period, and diluted earnings per share increased to $1.40, up from 93 cents a year earlier.  Income from operations was up $17.6 million to $76.8 million for the 2008 period.  Intermodal segment income from operations increased $28.6 million from the 2007 period, while logistics segment income from operations declined $4.2 million for the 2008 period due to investments in our truck brokerage unit, excess capacity, declining prices and higher transportation and fuel costs affecting our truck services and truck brokerage units.  Corporate costs grew $6.8 million to $20.8 million for the 2008 period due primarily to a performance incentive accrual coupled with $4.0 million related to our SAP software project in the 2008 period partially offset by reduced legal fees and the absence of severance expenses relating to our 2007 facility rationalization and severance program.

CONFERENCE CALL TODAY--Pacer International will hold a conference call for investors, analysts, business and trade media, and other interested parties at 5:00 p.m. ET, today (Tuesday, October 28). To participate, please call five minutes early by dialing (866)254-5941(in USA) and ask for "3rd Quarter Earnings Call." International callers can dial (612) 234-9959.

An audio-only, simultaneous Webcast of the live conference call can be accessed through the Investors link on the company’s Web site at www.pacer-international.com. For persons unable to participate in either the conference call or the Webcast, a digitized replay will be available from October 28 at 7:30 p.m. ET to November 28 at 11:59 p.m. ET. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), using access code 960465. The replay can be accessed through the Investors link on the company's Web site at www.pacer-international.com

ABOUT PACER INTERNATIONAL--Pacer International, a leading asset-light North American freight transportation and third-party logistics provider, through its intermodal and logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The intermodal segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage group (intermodal marketing). The logistics segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its intermodal and logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively.

CERTAIN FORWARD-LOOKING STATEMENTS--This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions; the possibility of future goodwill impairment charges; industry trends, including changes in the costs of services from rail and motor transportation providers; the loss of one or more of our major customers; the impact of competitive pressures in the marketplace; changes in, or the failure to comply with, government regulation; the frequency and severity of accidents, particularly involving our trucking operations; difficulties in maintaining or enhancing our information technology systems including potential delays and cost overruns in the implementation of an enterprise suite of software applications that we purchased in the fourth quarter of 2007; changes in our business strategy, development plans or cost savings plans; congestion, work stoppages, equipment and capacity shortages, weather related issues and service disruptions affecting our rail and motor transportation providers; availability of qualified personnel; increases in interest rates; increases in our leverage; our ability to successfully identify and implement process improvements and cost savings opportunities to improve our operating results; our ability to integrate acquired businesses; and terrorism and acts of war. Additional information about these and other factors that could affect the company's business is set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's annual report on Form 10-K for the year ended December 28, 2007 filed with the SEC on February 19, 2008. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.
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INVESTOR CONTACT:
Joseph B. Doherty, EVP, Treasurer & Investor Relations
Pacer International
(925) 887-1582
joe.doherty@pacer.com

MEDIA CONTACT:
Bill Fahrenwald
James Street Associates
(708) 371-0010 X 1#
bfahrenwald@jamesstreetassociates.com

Pacer International Inc.
Consolidated Balance Sheet
($ millions)

September 19, 2008
(Unaudited)
Assets

Current assets
Cash and cash equivalents	$9.7
Accounts receivable, net	228.4
Prepaid expenses and other	14.8
Deferred income taxes	5.8
Total current assets	258.7

Property and equipment
Property, plant & equipment at cost	120.2
Accumulated depreciation	(67.0)
Property and equipment, net	53.2

Other assets
Goodwill, net	288.3
Other assets	14.1
Total other assets	302.4

Total assets	$614.3

Liabilities & Equity

Current liabilities
Current maturities of long-term debt and
capital leases	$0.2
Book overdraft	1.3
Accounts payable and accrued liabilities	213.8
Total current liabilities	215.3

Long-term liabilities
Long-term debt and capital leases	44.3
Deferred income taxes	12.5
Other	2.0
Total long-term liabilities	58.8

Stockholders' equity
Common stock	0.4
Paid In capital	299.6
Retained earnings	40.3
Accumulated other comprehensive loss	(0.1)
Total stockholders' equity	340.2

Total liabilities and equity	$614.3

Pacer International Inc.
Unaudited Consolidated Statement of Cash Flows

Nine Months
($ in millions)	2008

Cash Flows from Operating Activities
Net income	$48.5
Adjustments to net income

Depreciation and amortization	4.5
Gain on sale of property and equipment	(0.9)
Deferred taxes	2.6
Stock based compensation expense	1.4
Excess tax benefit from exercise of stock options	(0.2)
Change in receivables	(23.1)
Change in other current assets	0.3
Change in current liabilities	17.6
Other	(0.8)

Net cash provided by operating activities	49.9

Cash Flows from Investing Activities
Capital expenditures	(14.7)
Proceeds from sales of property and equipment	1.0

Net cash used for investing activities	(13.7)

Cash Flows from Financing Activities
Net borrowings under line of credit agreement	(20.0)
Debt and capital lease obligation repayment	(0.1)
Proceeds from exercise of stock options	3.0
Excess tax benefit from exercise of stock options	0.2
Repurchase and retirement of Pacer common stock	(0.4)
Dividends paid to shareholders	(15.6)

Net cash used for financing activities	(32.9)

Effect of exchange rate changes on cash	(0.3)

Net change in cash and cash equivalents	3.0

Cash at beginning of period	6.7
Cash at end of period	$9.7

Pacer International Inc.
Unaudited Consolidated Statements of Operations
($ millions)

	3rd Quarter 2008				Year-to-Date
	Intermodal	Logistics	Corp./Elim.	Consolidated	Intermodal	Logistics	Corp./Elim.	Consolidated
	($ in millions)				($ in millions)

Revenues	$430.2	$126.8	$(0.8)	$556.2	$1,242.5	$342.7	$(1.2)	$1,584.0

Cost of purchased transportation	335.4	107.8	(0.8)	442.4	961.5	293.6	(1.2)	1,253.9
Direct operating expenses	31.4	-		31.4	96.3	-	-	96.3
Selling, general & admin. expenses	27.9	17.0	7.3	52.2	82.5	49.2	20.8	152.5
Depreciation expense	1.3	0.2	-	1.5	3.9	0.6	-	4.5

Income from operations	34.2	1.8	(7.3)	28.7	98.3	(0.7)	(20.8)	76.8

Interest expense/income				0.1				2.0

Income before income taxes				28.6				74.8

Income taxes				8.2				26.3

Net income				$20.4				$48.5
Diluted Earnings Per Share				$0.59				$1.40

Pacer International Inc.
Unaudited Consolidated Statements of Operations
($ millions, except per share amounts)

	3rd Quarter				Year-to-Date
	2008	2007	Variance	%	2008	2007	Variance	%

Segments

Revenues
Intermodal	$430.2	$386.0	$44.2	11.5%	$1,242.5	$1,132.9	$109.6	9.7%
Logistics	126.8	103.3	23.5	22.7%	342.7	296.8	45.9	15.5%
Cons. Entries	(0.8)	-	(0.8)	n.m.	(1.2)	(0.4)	(0.8)	200.0%
Total	$556.2	$489.3	$66.9	13.7%	$1,584.0	$1,429.3	$154.7	10.8%

Income from Operations 1/
Intermodal	$34.2	$25.8	$8.4	32.6%	$98.3	$69.7	$28.6	41.0%
Logistics	1.8	1.9	(0.1)	-5.3%	(0.7)	3.5	(4.2)	-120.0%
Corporate	(7.3)	(4.4)	(2.9)	65.9%	(20.8)	(14.0)	(6.8)	48.6%
Total	$28.7	$23.3	$5.4	23.2%	$76.8	$59.2	$17.6	29.7%

Net Income 1/	$20.4	$13.4	$7.0	52.2%	$48.5	$33.7	$14.8	43.9%
Diluted Earnings per Share 1/	$0.59	$0.38	$0.21	55.3%	$1.40	$0.93	$0.47	50.5%

1/ 3rd quarter 2007 includes $2.4 million for severance costs ($1.3 million on the Intermodal segment, $0.6 million on the Logistics segment and $0.5 million on corporate), $1.5 million after-tax or $0.04 per share.

1/ 2007 includes $4.4 million for severance and facility exit costs ($1.7 million on the Intermodal segment, $1.6 million on the Logistics segment and $1.1 million on corporate), $2.7 million after-tax or $0.07 per share.